UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2026

Riot Platforms, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

85 Rio Grande Drive, Suite 200

Castle Rock, CO 80104

(Address of principal executive offices)

(303) 794-2000

(Registrant’s telephone number, including area code)

(Former name and former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	RIOT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On August 10, 2026, Riot DC Logistics, LLC (the “Borrower”), a wholly owned subsidiary of Riot Platforms, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) by and among the Borrower, the several banks and other financial institutions from time to time party thereto as lenders (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Pursuant to the terms of the Credit Agreement, the Lenders agreed to provide the Borrower with a senior secured delayed-draw term loan facility in an aggregate principal amount of up to $573.0 million (the “Facility”), which is available for borrowing during the Availability Period (as defined in the Credit Agreement), commencing on August 10, 2026.

The proceeds of the Facility are intended to fund the purchase of long-lead equipment and related project equipment, and certain other expenses associated with the Company’s 191 critical IT MW data center project at its Rockdale Facility.

Loans under the Facility bear interest, at the Borrower’s election, at a rate per annum equal to (i) the Adjusted Term SOFR rate plus an applicable margin of 2.75%, or (ii) the Base Rate (as defined in the Credit Agreement) plus an applicable margin of 1.75%, in each case as more fully described in the Credit Agreement. Loans under the Facility mature on December 31, 2026, subject to the terms and conditions of the Credit Agreement. The Borrower is also obligated to pay customary agency fees, an undrawn fee, and other customary fees for a credit facility of this size and type.

The Borrower’s obligations under the Credit Agreement are guaranteed by each subsidiary of the Borrower and its affiliate, RPI AUS01-0H DC LLC, a Delaware limited liability company (together with the Borrower, the “Credit Parties”), pursuant to a guaranty dated as of the closing date. The Facility is secured by a lien on substantially all of the assets of the Credit Parties, pursuant to a Pledge and Security Agreement dated as of the closing date. The Credit Agreement provides that there shall be no recourse against the Company or any other direct or indirect parent of the Borrower, or their respective affiliates, other than the Credit Parties, for any liability arising in connection with any breach or default under the Credit Agreement, and that the Administrative Agent and the Lenders must look solely to the Credit Parties and the collateral securing the Facility to satisfy the obligations thereunder, subject to certain customary exceptions (including for fraud, willful misrepresentation or misappropriation of collateral proceeds).

The Credit Agreement contains customary representations, warranties, covenants, and events of default for a secured term loan facility of this type, including covenant limitations on indebtedness, liens, restricted payments, investments, transactions with affiliates and changes in the nature of the Borrower’s business.

The foregoing description of the Credit Agreement is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2026.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIOT PLATFORMS, INC.

By:	/s/ Jason Chung
Name:	Jason Chung
Title:	Chief Financial Officer

Date: August 14, 2026